Calculation of Filing Fee Tables
S-3
Hamilton Lane INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, $0.001 par value per share	457(r)	1,572,536	$ 155.29	$ 244,199,115.44	0.0001531	$ 37,386.88
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 244,199,115.44		$ 37,386.88
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 37,386.88
Offering Note
[1]	Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices, as reported by the Nasdaq Stock Market, for our Class A common stock on February 3, 2025. In accordance with Rules 456(b) and 456(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-283233 filed by the registrant on November 14, 2024. This table shall be deemed to update the "Calculation of Registration Fee" table in that registration statement.